Exhibit 99.1

Worthington Steel Issues Statement Ahead of Kloeckner & Co Extraordinary General Meeting

COLUMBUS, OHIO (October 21, 2026) – In relation to the upcoming extraordinary general meeting (EGM) of Klöckner & Co SE (Kloeckner) and in response to investor inquiries, especially as it concerns the vote on the implementation of a domination and profit and loss transfer agreement (DPLTA), Worthington Steel, Inc. (NYSE: WS) makes the following statement:

The EGM will take place as planned on Friday, Oct. 23, 2026, in Düsseldorf, Germany, including agenda item two, the vote on the implementation of a DPLTA.

Should the vote on the DPLTA not achieve the required 75% majority of the capital represented, Worthington Steel will not pursue another vote on the implementation of a DPLTA for at least one year from the date of the upcoming EGM.

About Worthington Steel

Worthington Steel (NYSE: WS) is one of North America’s leading value-added metals processing and manufacturing companies. The company partners with customers to deliver specialized, highly technical solutions across carbon flat-rolled steel, aluminum, stainless steel, long products, heavy plate and electrical steel, to solve complex challenges across a broad range of industries.

Worthington Steel employs approximately 12,000 people and operates approximately 150 facilities, primarily in North America, with additional operations in Europe and Asia. The company combines extensive processing expertise with advanced manufacturing technologies, including galvanizing, pickling, configured blanking, specialty cold reduction, electrical steel laminations, fabrication and precision processing.

Guided by its people-first Philosophy and a commitment to safety, innovation and continuous improvement, Worthington Steel creates long-term value by delivering trusted solutions for customers, opportunities for employees, returns for shareholders and strength for the communities where it operates.

Important Information: On September 8, 2026, Worthington Steel and Kloeckner & Co entered into a Domination and Profit and Loss Transfer Agreement (“DPLTA”), which remains subject to approval by Kloeckner shareholders and the registration with the competent commercial register before becoming effective. Until the DPLTA becomes effective, Kloeckner continues to operate independently. The employee and facility counts above reflect the expected combined organization following the DPLTA becoming effective.

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Worthington Steel

October 21, 2026

Safe Harbor Statement

Worthington Steel wishes to take advantage of the safe harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by Worthington Steel which are not historical information constitute “forward looking statements” within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks, uncertainties and impacts described from time to time in Worthington Steel’s filings with the Securities and Exchange Commission.

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